UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 30, 2009

U-Store-It Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32324	20-1024732
(Commission File Number)	(IRS Employer Identification Number)

460 East Swedesford Road, Suite 3000
Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

(610) 293-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name Or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

U-Store-It Trust (NYSE: YSI), a national self-storage company offering storage facilities, service and solutions, announced today it has obtained four secured term loans totaling $37.4 million. The loans carry a weighted-average interest rate of 7.2 percent and are secured by 17 of the company’s self-storage properties in various locations throughout the country. One of the loans has a 10-year maturity; one of the loans has a five-year maturity; and two of the loans each have a five-year maturity, subject to a five-year extension at U-Store-It’s option.  The company also closed on the sale of a single property for proceeds of $5.9 million.

To date in calendar 2009, U-Store-It has raised a total of $51.4 million through five secured loans and $11.7 million through three property dispositions. The loans have a weighted-average interest rate of 7.1 percent and maturities ranging from five to ten years. The three assets sold were located in Florida, New Mexico and California.

As of June 30, 2009 the Company has $146 million of borrowing capacity under its $250 million credit facility; an increase of $68 million of availability since December 31, 2008.  Additionally, the company has reduced outstanding borrowings on its secured term loan by approximately $11 million and repaid one mortgage that matured in June, 2009 for $1.6 million.

The Company’s press release announcing the term loans and property disposition is furnished as Exhibit 99.1.

This information is being “furnished” to the SEC pursuant to Regulation FD and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except as expressly set forth by specific reference in such a filing.

Item 9.01.   Financial Statements and Exhibits.

(d)                             Exhibits:

Exhibit No.	Description

99.1	Press Release dated June 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-STORE-IT TRUST
Date: June 30, 2009
	By:	/s/ Jeffrey P. Foster
	Name:	Jeffrey P. Foster
	Title:	Senior Vice President, Chief Legal Officer & Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 30, 2009